AMSCAN HOLDINGS, INC.


                       Filed pursuant to Rule 424 (b) (3)
                           Registration No. 333-45457

Supplement No. 6 to Prospectus dated February 24, 1998, as supplemented by Supplement No. 1 dated March 31, 1998, and
Supplement No. 2 dated April 29, 1998, and
Supplement No. 3 dated May 15, 1998, and
Supplement No. 4 dated August 7, 1998, and
Supplement No. 5 dated August 14, 1998

The date of this Supplement No. 6 is September 18, 1998

On September 18, 1998, Amscan Holdings, Inc. filed the attached Current Report on Form 8-K.

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 17, 1998


                              AMSCAN HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)




         Delaware                  000-21827                 13-3911462
     (State or Other        (Commission File Number)        (IRS Employer
     Jurisdiction of                                     Identification No.)
      Incorporation)




                               80 Grasslands Road
                            Elmsford, New York 10523
                    (Address of Principal Executive Offices)



                                 (914) 345-2020
              (Registrant's telephone number, including area code)


 ------------------------------------------------------------------------------


 ------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

            On September 17, 1998, Amscan Holdings, Inc. (the "Registrant"), a Delaware corporation, completed the acquisition (the "Acquisition") of all the capital stock of Anagram International, Inc. ("Anagram"), a privately-held Minnesota corporation, and certain related companies (collectively, the "Anagram Companies") pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of August 6, 1998, by and among the Registrant and Garry Kieves and certain related stockholders of the Anagram Companies (the "Sellers"), all of whom were signatories to the Stock Purchase Agreement. The Stock Purchase Agreement was previously filed as an Exhibit to the Registrant's Form 8-K dated as of August 6, 1998. In connection with the Acquisition, the Registrant entered into stock option and employment agreements with Garry Kieves, the founder and principal stockholder of the Anagram Companies.

            The purchase price under the Stock Purchase Agreement was negotiated between the Registrant and the Sellers. The Acquisition was funded in part from borrowings under credit facilities established under the Amended and Restated Revolving Loan Credit Agreement and the Amended and Restated AXEL Credit Agreement, both dated as of September 17, 1998, by and among the Registrant, the financial institutions parties thereto, Goldman, Sachs Credit Partners L.P., as arranger and syndication agent, and Fleet National Bank, as administrative agent.

            On September 18, 1998, the Registrant issued a press release relating to the consummation of the Acquisition. A copy of the press release is attached as Exhibit 1 hereto and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements of Businesses Acquired.

            Financial statements are not being included in this initial report. Required financial statements will be filed by December 1, 1998.

(c)   Exhibits.

      1. Press release, dated September 18, 1998, relating to the transaction between Amscan Holdings, Inc. and Anagram
            International, Inc. and certain related companies.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AMSCAN HOLDINGS, INC.



                                       By:      /s/ James M. Harrison
                                                -----------------------------
                                       Name:    James M. Harrison
                                       Title:   President

INDEX TO EXHIBITS


   EXHIBIT
   NUMBER                       DESCRIPTION
   -------                      -----------

     1. Press release, dated September 18, 1998, relating to the transaction between Amscan Holdings, Inc. and Anagram
           International, Inc. and certain related companies.

                                                                       EXHIBIT 1


8/5/98

PRESS RELEASE                             FOR IMMEDIATE RELEASE





                     AMSCAN COMPLETES ACQUISITION OF ANAGRAM

            Elmsford, NY, September 18, 1998 - Amscan Holdings, Inc. ("Amscan") announced today that it has completed the acquisition of metallic balloon manufacturer and distributor Anagram International, Inc. and certain related companies ("Anagram") in a transaction valued at approximately $87 million, including the issuance of Amscan equity and the payment or assumption of certain Anagram indebtedness. Amscan financed the transaction with approximately $40 million of senior term debt, approximately $20 million of additional revolving credit borrowings, cash on hand and the issuance of approximately $13 million of equity to Anagram's existing stockholders.

            Anagram was founded in 1977 by Garry Kieves and other members of the Kieves family and is based in a suburb of Minneapolis, Minnesota. Anagram is engaged in the production and worldwide sale of metallic balloons and other products made of synthetic materials to master distributors and mass merchants for resale to novelty, gift and industrial markets. Anagram's product line includes over 1,700 different types of metallic balloons and other related gift, party and toy products.

            Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. Amscan's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). Amscan's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia and Europe.

For further information, contact:

      James M. Harrison or Michael A. Correale
      Amscan
      80 Grasslands Road
      Elmsford, New York  10523
      (914) 784-4014